UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported):  August 27, 2013

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.

The information set forth under Item 8.01 relating to asset impairments is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On August 27, 2013, Entergy Corporation issued a press release, which is attached as exhibit 99 hereto and incorporated herein by reference.  The information in Exhibit 99 is being furnished, not filed, pursuant to this Item 7.01.

Item 8.01.  Other Events.

On August 27, 2013, Entergy Corporation issued a press release announcing its plan to close and decommission its Vermont Yankee Nuclear Power Station in Vernon, Vermont.  Vermont Yankee is expected to cease power production after its current fuel cycle and move to safe shutdown in fourth quarter 2014.  This decision was approved by Entergy Corporation’s Board of Directors on August 25, 2013.  The decision to shut down the plant was driven by sustained low natural gas and wholesale energy prices, the high cost structure of the plant, and wholesale electricity market design flaws in the region in which the plant operates.

As a result of the decision to shut down the plant, Entergy will recognize a non-cash impairment charge of $287 million ($181 million after-tax) in third quarter 2013.  Entergy performed a fair value analysis based on the income approach, a discounted cash flow method, to determine the amount of impairment.  The estimated fair value of the plant and related assets at July 31, 2013 was $62 million, while the carrying value was $349 million.  The carrying value of $349 million reflects the effect of a $58 million increase in Vermont Yankee’s estimated decommissioning cost liability and the related asset retirement cost asset.  The increase in the estimated decommissioning cost liability resulted from the change in expectation regarding the timing of decommissioning cash flows due to the decision to cease operations.

In addition to the impairment charge, through the end of 2014 Entergy expects to record additional charges totaling approximately $55 million to $60 million related to severance and employee retention costs.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99	Release, dated August 27, 2013, issued by Entergy Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERGY CORPORATION
	By:	/s/ Alyson M. Mount
Alyson M. Mount Senior Vice President and Chief Accounting Officer

Dated: August 27, 2013